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Patty Campanile (508)236-3147 pcampanile@sensata.com	Linda Megathlin (508)236-1761 lmegathlin@sensata.com

SENSATA TECHNOLOGIES B.V. ANNOUNCES SECOND QUARTER 2008 RESULTS

•
Second quarter 2008 net revenue grew to $406.6 million, an increase of 17.7 percent, from $345.6 million in the same period 2007. This is the sixth consecutive quarter of double-digit net revenue growth.

•	Second quarter 2008 cash balance ended at $97.5 million, an increase of $37.4 million from the December 31, 2007 cash balance of $60.1 million.

Almelo, The Netherlands - July 30, 2008 - Sensata Technologies B.V. announces results of its operations for the second quarter and six months ended June 30, 2008.

Highlights of the Second Quarter and Six Months Ended June 30, 2008

Second quarter 2008 net revenue was $406.6 million, which represents an increase of $61.1 million, or 17.7 percent, from the second quarter of 2007 net revenue of $345.6 million. Adjusted EBITDA1  was $101.4 million which is $12.2 million or 13.6 percent higher than the second quarter 2007 Adjusted EBITDA1  of $89.2 million. This Adjusted EBITDA1 includes $3.5 million of charges related to cost reduction actions. Without this charge, our Adjusted EBITDA1 would have been $104.9 million or 17.4 percent higher than the second quarter 2007. Net loss was $27.9 million versus $44.9 million for the same period in 2007.

For the six months ended June 30, 2008, net revenue was $795.2 million, an increase of $121.6 million or 18.1 percent from $673.6 million for the same period in 2007. Adjusted EBITDA1 was $199.9 million which was an increase of $25.9 million or 14.9 percent from $174.1 million for the same period in 2007. Excluding the $3.5 million in charges identified above, Adjusted EBITDA1 for six months ended June 30, 2008 would have been $203.3 million or 16.8 percent higher than the same period in 2007. Net loss was $154.8 million versus $85.5 million for the same period in 2007.

Organically, net revenue and Adjusted EBITDA1 for the six months ended June 30, 2008 grew 6.0 percent and 8.3 percent respectively compared to the same period in 2007.

Quarter ending cash balances grew to $97.5 million from $83.6 million at March 31, 2008 and $60.1 million at December 31, 2007.

Tom Wroe, Chairman and Chief Executive Officer, said, “We experienced a strong second quarter, achieving double-digit net revenue and Adjusted EBITDA1 growth for both the second quarter and first six months of the year. We achieved this growth due to net revenue from our acquired businesses and geographic, customer, and end market diversification despite the continued slowness in the U.S. economy.” Mr. Wroe added, “We continue to pursue strategies which will broaden our product portfolio and global footprint as part of our overall strategy.”

Jeff Cote, Chief Financial Officer added, “Our business from a financial standpoint remains stable and our cash generation is on target for 2008.”

1 See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net (Loss)/Income.

Recent Developments

On June 26, 2008, Sensata closed on the sale of the E-Plex business to a principal shareholder of Wes-Garde Components Group, the largest distributor of the E-Plex product line. The E-Plex line which is comprised of power distribution modules, sensors and software used in marine and recreational vehicles, was acquired as part of the Airpax Holdings, Inc. acquisition which occurred in July, 2007. This business had approximately $2.5 million in net revenue for the last twelve months. The sale of E-Plex is in line with Sensata’s overall strategy of aligning resources to the core business.

On July 23, 2008, Sensata issued an aggregate principal amount of €141 million of senior subordinated notes (the “Notes”) with a coupon of 11.25% and a maturity date of January 15, 2014, in a transaction exempt from the registration requirements of the Securities Act of 1933. The Notes are unsecured and are subordinated in right of payment to all of the Company’s existing and future senior indebtedness and on par with the existing and future senior subordinated notes. Sensata used the Notes issued in this offering to repay amounts outstanding under its existing senior subordinated term loan, originally issued as bridge financing for the acquisition of Airpax Holdings, Inc. in July, 2007.

Company Earnings Conference Call

The Company will conduct a conference call on Wednesday, July 30, 2008 at 10:30 AM (EDT) to discuss the financial results for its second quarter and six months ended June 30, 2008. The U.S. dial in number is 888-686-9679 and the non-U.S. number is 913-981-5537. The conference code number is 3084206. For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number 888-203-1112 and the non-U.S. dial in number is 719-457-0820. The replay passcode is 3084206. The replay will also be available for one year on the Company’s website, http://www.sensata.com.

About Sensata Technologies B.V.

On April 27, 2006, Sensata Technologies B.V.("Sensata" or the "Successor"), a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated ("S&C" or the "Predecessor").

Sensata is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes. Sensata has business and product development centers in the United States, the United Kingdom, the Netherlands and Japan; and manufacturing operations in Brazil, China, Korea, Malaysia, Mexico, and the Dominican Republic, as well as sales offices around the world. Sensata employs approximately 10,000 people worldwide.

The Company manufactures over 20,000 different products that are highly engineered and application specific and ships over one billion units each year.

Safe Harbor Statement

This earnings release and our statements on our earnings calls contain forward-looking statements, which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to: increased competition in the key markets in which we operate; changes in general economic conditions; continued pricing and other pressures from our customers; the threat of material costs associated with product liability, warranty and recall claims; increases in labor and material costs and nonperformance by our suppliers; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; our ability to develop and protect intellectual property and know-how; our ability to integrate acquired businesses, including our ability to realize synergies related to our integration of acquisitions; changes in tax laws in the jurisdictions where we operate; and the risk that the interests of our sponsors may conflict with those of the holders of our notes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

EBITDA and Adjusted EBITDA are non-GAAP measures of profitability. Adjusted EBITDA is a required measure in our bank reporting. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA by adjusting EBITDA to exclude non-cash expenses, one-time charges associated with becoming a stand-alone company and charges associated with becoming a public company, expenses associated with realizing synergies on acquisitions, and significant nonrecurring items. We believe Adjusted EBITDA provides investors with helpful information with respect to our operations and cash flows. We include it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. See the tables below which reconcile Net (Loss) to EBITDA and Adjusted EBITDA.

The following (unaudited) table reconciles Net (Loss) to EBITDA and Adjusted EBITDA for the second quarter 2008:

($ in 000s)	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007

Net (Loss)	$(27,934)	$(44,889)
Provision for income taxes	19,722	16,581
Interest expense, net	50,315	44,263
Depreciation and amortization	49,831	45,854
EBITDA	91,934	61,809
S&C transition expense	1,015	10,559
Acquisition costs	4,896	1,811
Significant, non-recurring items	1,314	1,025
Currency translation loss/(gain) on debt	(425)	11,857
Stock compensation, management fees and other	2,661	2,176
Adjusted EBITDA	$101,395	$89,237

•	Certain prior period amounts have been reclassified to conform to current period presentations

The following (unaudited) table reconciles Net (Loss) to EBITDA and Adjusted EBITDA for the six months ended June 30, 2008:

($ in 000s)	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007

Net (Loss)	$(154,822)	$(85,544)
Provision for income taxes	35,612	30,134
Interest expense, net	101,118	87,698
Depreciation and amortization	102,176	90,794
EBITDA	84,084	123,082
S&C transition expenses	2,573	16,455
Acquisition costs	10,072	2,149
Significant, non-recurring items	16,138	1,025
Acquired in-process research and development	─	5,700
Write-off of inventory step-up	─	2,158
Currency translation loss on debt	83,909	19,822
Stock compensation, management fees and other	3,164	3,666
Adjusted EBITDA	$199,940	$174,057

•	Certain prior period amounts have been reclassified to conform to current period presentations

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)
	Three Months	Three Months
	Ended	Ended
	June 30, 2008	June 30, 2007
Net revenue	$406,644	$345,564
Operating costs and expenses:
Cost of revenue	266,207	232,972
Research and Development	12,790	10,259
Selling, general and administrative	80,964	73,481
Restructuring charges	4,895	1,375
Total operating costs and expenses	364,856	318,087
Profit from operations	41,788	27,477
Interest expense, net	(50,315)	(44,263)
Currency translation (loss)/gain and other	315	(11,522)
(Loss) before taxes	(8,212)	(28,308)
Provision for income taxes	19,722	16,581
Net (Loss)	$(27,934)	$(44,889)
Adjusted EBITDA*	$101,395	$89,237

*	See accompanying basis of presentation and discussion of Non-GAAP Measures

•	Certain prior period amounts have been reclassified to conform to current period presentations

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)
	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2007
Net revenue	$795,158	$673,568
Operating costs and expenses:
Cost of revenue	539,527	454,252
Research and development	25,723	20,057
Acquired in-process research and development	─	5,700
Selling, general and administrative	162,893	141,370
Restructuring charges	5,205	1,375
Total operating costs and expenses	733,348	622,754
Profit from operations	61,810	50,814
Interest expense, net	(101,118)	(87,698)
Currency translation (loss) and other	(79,902)	(18,526)
(Loss) before taxes	(119,210)	(55,410)
Provision for income taxes	35,612	30,134
Net (Loss)	$(154,822)	$(85,544)
Adjusted EBITDA*	$199,940	$174,057

* See accompanying basis of presentation and discussion of Non-GAAP Measures

•	Certain prior period amounts have been reclassified to conform to current period presentations

SENSATA TECHNOLOGIES B.V.

Notes to (unaudited) Consolidated Statement of Operations

Basis of Presentation

The accompanying (unaudited) Consolidated Statement of Operations does not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented. The results of operations for the three and six months ended June 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the interim financial statements included in the Company’s Form 10-Q for the period ended March 31, 2008 and the interim financial statements to be included in the Company’s Form 10-Q for the period ended June 30, 2008.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.